[LOGO OF JOHN HANCOCK]  John Hancock Life Insurance Company of New York
                        A Stock Company

 LIFE INSURED   [John J. Doe]

POLICY NUMBER   [12 345 678]

    PLAN NAME   [Accumulation VUL]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT

BENEFIT PAYABLE ON LIFE INSURED'S DEATH

FLEXIBLE PREMIUMS PAYABLE TO AGE 100 DURING THE LIFE INSURED'S LIFETIME

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

Subject to the conditions and provisions of this policy, if the Life Insured dies while the policy is in force, the John Hancock Life Insurance Company of New York ("the Company") agrees to pay the Insurance Benefit to the beneficiary in a lump sum, and to provide the other benefits, rights, and privileges, if any, of the policy. The Insurance Benefit is described in Section 6. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum.

Your Net Premiums are added to your Policy Value. You may allocate them to one or more of the Investment Accounts and to the Fixed Account, subject to Section 17, and any other applicable provisions of the policy.

The portion of your Policy Value that is in an Investment Account will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the underlying Subaccounts for the Investment Accounts that you have chosen.

The portion of your Policy Value that is in the Fixed Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Fixed Account Annual Rate shown in Section 1.

The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may be variable or fixed under specified conditions and may increase or decrease as described in Section 6.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation by delivering or mailing it to us or to the agent who sold it. If this policy does not replace another policy, you may return it within TEN days after receiving it and we will refund in full the payment made. If it replaces another policy, you may return it within SIXTY days after receiving it and we will refund the Policy Value as of the date we receive the policy, plus any charges and deductions taken for the policy. The policy will be void from the beginning.

Signed for the Company by:


/s/ James W. Gallagher               /s/ Andrew Cornelli
----------------------               -------------------
       President                           Secretary


06ACCVUL                                                                AV016ANY

                                Policy Provisions

           Section

       1.  Policy Specifications

       2.  Table of Rates

       3.  Definitions

       4.  Qualification as Life Insurance

       5.  Total Face Amount

       6.  Insurance Benefit

       7.  Interest on Proceeds

       8.  Premiums

       9.  No-Lapse Guarantee

      10.  Grace Period

      11.  Policy Termination

      12.  Reinstatement

      13.  Coverage at and after Age 100

      14.  Policy Value

      15.  Loan Account, Fixed Account, Investment Accounts

      16.  Separate Account and Subaccounts

      17.  Allocations and Transfers

      18.  Loans

      19.  Surrenders and Withdrawals

      20.  Owner and Beneficiary

      21.  Assignment

      22.  Misstatements

      23.  Suicide

      24.  Incontestability

      25.  The Contract

      26.  Right to Postpone Payment of Benefits

      27.  Claims of Creditors

      28.  Reports to Owner

      29.  How Values are Computed

      30.  Flexible Factors


2                                                                             NY

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

                   Life Insured        [JOHN DOE]                  Plan Name  [Accumulation VUL]

             Age at Policy Date           [35]                 Policy Number  [12 345 678]

                          [Sex]          [MALE]                   Issue Date  [January 1, 2006]

            Risk Classification   [Standard] [Non Smoker]        Policy Date  [January 1, 2006]

             Additional Ratings   [not applicable]

             Owner, Beneficiary   As designated in the application or subsequently changed

  Death Benefit Option at Issue   [Option 1]

   Life Insurance Qualification   [Guideline Premium Test]
                   Test Elected

                                                 Base Face Amount at Issue  $  [500,000]

                                         Supplemental Face Amount at Issue  $  [600,000]
                                                                            ------------
                                                Total Face Amount at Issue  $[1,100,000]

                  Governing Law   New York

                                PREMIUMS AT ISSUE

                   Premium Mode   [Annual]

                Planned Premium   $ [5,015.00 per year]

 [ Initial Additional Premium ]   $ [ X,XXX.XX ]

        Minimum Initial Premium   $ [ 327.05]

    No- Lapse Guarantee Premium   $ [3,924.60 per year]


Notice: This policy provides life insurance coverage for the lifetime of the Life Insured if sufficient premiums are paid until age 100. Premium payments in addition to the planned premium shown may need to be made to keep this policy and coverage in force. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Investment Accounts; changes to the death benefit option; changes in the Total Face Amount; loan activity; withdrawals; and deductions for any applicable Supplementary Benefit riders that are attached to, and made a part of, this policy. Also refer to the Grace Period and Policy Termination provisions in Sections 10 and 11.

The policy value at the end of the No Lapse Guarantee Period shown on 3B may be insufficient to keep the policy in force. If so, higher premiums thereafter than what you have been paying will be required to keep the policy in force. Keeping the No Lapse Guarantee benefit in force will be affected by factors under your policy such as: the amount, timing and frequency of premium payments; changes in the death benefit option; changes in the face amount; loan activity and withdrawals. You may contact us for more information about these requirements. The No Lapse Guarantee benefit terminates at the end of the No Lapse Guarantee period shown on 3B although the policy may still remain in force.

3                                                                       AV036ANY

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]
--------------------------------------------------------------------------------

                      SCHEDULE OF SUPPLEMENTAL FACE AMOUNTS

            Maximum Increasing Supplemental Face Amount $[1,050,000]

            Maximum Total Supplemental Face Amount      $[1,650,000]


The Supplemental Face Amount will increase at the beginning of each Policy Year for Policy Years 2 to [ XX ] by [ XX.XX ]% of the Total Face Amount that is in effect immediately prior to the beginning of each such Policy Year. The Total Supplemental Face Amount will not exceed the Maximum Total Supplemental Face Amount shown above.

The Supplemental Face Amount will increase at the beginning of each Policy Year for Policy Years 2 to [ XX ] by $ [XX,XXX.XX ]. The Total Supplemental Face Amount will not exceed the Maximum Total Supplemental Face Amount shown above.

               Effective at         Supplemental
               Beginning of          Face Amount      Total Supplemental
               Policy Year            Increases          Face Amount
               ------------         ------------      ------------------
                    1                     $0              $  600,000
                    2                  $ 50,000           $  650,000
                    3                  $ 50,000           $  700,000
                    4                  $ 75,000           $  775,000
                    5                  $ 75,000           $  850,000
                    6                  $100,000           $  950,000
                    7                  $100,000           $1,050,000
                    8                  $100,000           $1,150,000
                    9                  $150,000           $1,300,000
                    10                 $150,000           $1,450,000
                    11                 $200,000           $1,650,000
                 12 to 65                 $0              $1,650,000


3 (continued)                                                           AV03106A

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]
--------------------------------------------------------------------------------

                        OTHER BENEFITS AND SPECIFICATIONS

[Not Applicable]


3 (continued)                                                           AV03206A

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]
--------------------------------------------------------------------------------

                             MAXIMUM EXPENSE CHARGES

Deductions from Premium Payments

            Premium Charge   6% of each premium paid

Monthly Deductions: the following charges are deducted monthly from the Policy Value

     Administrative Charge         Policy Years    Dollar amount
                                   ------------    -------------
                                         1             $25.00
                                        2+             $10.00

        Face Amount Charge   $[0.100] per $1000 of Base Face Amount for the
                             first 10 Policy Years

         Cost of Insurance   Determined in accordance with Section 14.
                    Charge   Maximum monthly rates per $1,000 are
                             shown in Section 2.

          Asset-Based Risk   0.025% of Investment Account assets deducted
                    Charge   monthly

Other Charges

          Surrender Charge   Charge deducted from Policy Value equal to the
                             percentage shown below multiplied by the lesser of either the sum of Premiums received during the first Policy Year or the Surrender Charge
                             Calculation Limit shown under Table of Values of this Section 1. See Sections 5 and 19 for details of when a Surrender Charge applies.

                             Policy Year   Percentage*  Policy Year  Percentage*
                             -----------   -----------  -----------  -----------
                                  1         [100.00]%        6        [90.00]%
                                  2         [100.00]%        7        [85.00]%
                                  3         [100.00]%        8        [70.00]%
                                  4          [95.00]%        9        [50.00]%
                                  5          [95.00]%       10+       [00.00]%

                             * Percentages shown are at the beginning of each
                               Policy Year. A proportionate grading percentage applies for other Policy Months.

     Supplementary Benefit   Charges for applicable riders are shown under
             Rider Charges   Supplementary Benefits of this Section 1.

            Withdrawal Fee   $25.00 per withdrawal, or 2% of the withdrawal
                             if less

3A                                                                     AV03A6ANY

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]
--------------------------------------------------------------------------------

                                 TABLE OF VALUES

    Refer to your policy provisions for details on the terms and values shown in this table.

     Minimum Total Face Amount                                                    $   100,000

     Minimum Base Face Amount                                                     $   100,000

     Minimum Total Face Amount Decrease                                           $    50,000

     No-Lapse Guarantee Period

              [*]Base Face Amount                     First [2] Policy Years from Policy Date
              Supplemental Face Amount (if elected)     First 2 Policy Years from Policy Date

     Allocation Date                                           [10TH day after the Issue Date]

     Fixed Account Annual Rate                                                Not less than 3%

     Loan Interest Credited Annual Rate                                                     3%

     Maximum Loan Interest Charged Annual Rate
             Policy Years 1-10                                                           4.25%
             Policy Years 11+                                                            3.25%

     Minimum Loan Amount                                                          $       500

     Minimum Withdrawal Amount                                                    $       500

     Death Benefit Discount Factor                                                  1.0024663

     Maximum Transfer Fee                                                                 $25
     (See Section 17 for Transfer Restrictions)


     Fixed Account Maximum Transfer Percentage                                             15%


     Fixed Account Maximum Transfer Amount                                        $     2,000


     Investment Account Maximum Transfer Amount                                   $ 1,000,000


     Maximum Annual Premium                                                       $ 1,000,000


     Surrender Charge Calculation Limit                                           $ [5,015.00]

     Partial Surrender Charge Decrease Exemption                                           10%

[* Electing to increase the Supplemental Face Amount after the Policy Date may reduce this period. Refer to Section 5 for details.]

Additional amounts may be payable on the Fixed Account. These amounts are not guaranteed and we have the right to change the amount of interest credited to the policy, the amount of cost of insurance and other expense charges deducted under the policy which may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. No additional amounts are being paid on the Loan Interest Account.

3B                                                                     AV03B6ANY

--------------------------------------------------------------------------------
2.  TABLE OF RATES- Policy [12 345 678]
--------------------------------------------------------------------------------

A. RATE TABLE

                            Minimum                                      Minimum
        Maximum Monthly      Death                    Maximum Monthly     Death
      Rates per $1,000 of   Benefit                Rates per $1,000 of   Benefit
Age    Net Amount at Risk   Factors         Age     Net Amount at Risk   Factors
--------------------------------------------------------------------------------
35           0.1760          2.5000          79            7.9238         1.0500
36           0.1868          2.5000          80            8.6352         1.0500
37           0.2002          2.5000          81            9.4307         1.0500
38           0.2152          2.5000          82           10.3389         1.0500
39           0.2327          2.5000          83           11.3734         1.0500
40           0.2520          2.5000          84           12.5138         1.0500
41           0.2745          2.4300          85           13.7377         1.0500
42           0.2971          2.3600          86           15.0218         1.0500
43           0.3230          2.2900          87           16.3566         1.0500
44           0.3498          2.2200          88           17.7379         1.0500
45           0.3799          2.1500          89           19.1719         1.0500
46           0.4109          2.0900          90           20.6776         1.0500
47           0.4444          2.0300          91           22.2871         1.0400
48           0.4795          1.9700          92           24.0634         1.0300
49           0.5189          1.9100          93           26.1199         1.0200
50           0.5608          1.8500          94           28.8129         1.0100
51           0.6103          1.7800          95           32.8175         1.0000
52           0.6657          1.7100          96           39.6429         1.0000
53           0.7287          1.6400          97           53.0660         1.0000
54           0.8001          1.5700          98           83.3333         1.0000
55           0.8767          1.5000          99           83.3333         1.0000
56           0.9600          1.4600        100+            0.0000         1.0000
57           1.0468          1.4200
58           1.1396          1.3800
59           1.2392          1.3400
60           1.3499          1.3000
61           1.4735          1.2800
62           1.6134          1.2600
63           1.7721          1.2400
64           1.9490          1.2200
65           2.1434          1.2000
66           2.3509          1.1900
67           2.5727          1.1800
68           2.8088          1.1700
69           3.0653          1.1600
70           3.3536          1.1500
71           3.6819          1.1300
72           4.0602          1.1100
73           4.4962          1.0900
74           4.9835          1.0700
75           5.5133          1.0500
76           6.0765          1.0500
77           6.6656          1.0500
78           7.2758          1.0500

The above rates will be adjusted for any applicable Additional Ratings shown in
Section 1.

Maximum Monthly Rates are the same for the Base Face Amount and the Supplemental Face Amount.

4                                                                        AV0406A

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "Additional Rating" is an increase in the Cost of Insurance that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

The term "Age" means, on any policy anniversary, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Policy Date.

The term "Business Day" means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "Cash Surrender Value" equals the Policy Value less the Surrender
Charge.

The term "date" means a calendar day ending at midnight local time at our Service Office.

The term "Fixed Account" is that part of the Policy Value which reflects the value you have in our general account.

The term "Fund" means each division, with a specific investment objective, of a Series Fund.

The term "in force" means that the policy has not terminated in accordance with Sections 9, 10, or 11, or surrendered in accordance with Section 19.

The term "Investment Account" means that part of the Policy Value which reflects the value you have in one of our Subaccounts.

The term "Issue Date" is the date shown in the Policy Specifications of this policy from which the Suicide and Incontestability provisions are applied. Issue Date is also used to determine the Allocation Date shown in Section 1.

The term "Loan Account" is that part of the Policy Value which reflects amounts transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

The term "Minimum Initial Premium" means the minimum premium needed to put the policy in force and is shown in Section 1.

The term "Net Cash Surrender Value" equals the Cash Surrender Value less the Policy Debt.

The term "Net Policy Value" is the Policy Value less the value in the Loan Account.

The term "Net Premium" is the gross premium paid less any Premium Charge. It is the amount of premium allocated to the Fixed Account and or to the Investment Accounts.

The term "Partial Surrender Charge Decrease Exemption" is the percentage of the Base Face Amount at Issue as shown in Section 1 in the Table of Values. This percentage is set at issue of the policy. This exemption applies to cumulative decreases in the Base Face Amount of insurance. Once cumulative decreases exceed this exemption, applicable Surrender Charges will apply. The exemption is not applicable to a full surrender of the policy, Net Cash Surrender Value withdrawals or a decrease in Base Face Amount due to a Death Benefit Option change from Option 1 to 2.

The term "Planned Premium" means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis.

The term "Policy Date" is the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "Policy Debt" as of any date equals (a) plus (b) plus (c), minus (d), where:

     (a)  is the total amount of loans borrowed as of such date;

     (b) is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

     (c) is any interest charges accrued from the last Policy Anniversary to the current date; and

     (d)  is the total amount of loan repayments as of such date.

5                                                                       AV056ANY

--------------------------------------------------------------------------------
3. DEFINITIONS (continued)
--------------------------------------------------------------------------------

The term "Policy Value" is the sum of the values in the Loan Account, the Investment Accounts, and the Fixed Account.

The term "Policy Year" means (a) or (b) below, whichever is applicable.

     (a) The first Policy Year is the period beginning on the Policy Date and ending on the Business Day immediately preceding the first Annual Processing Date.

     (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Business Day immediately preceding the next Annual Processing Date.

The term "Processing Date" means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month. The Policy Date is not a Processing Date.

The term "Separate Account" means Separate Account B of the John Hancock Life Insurance Company of New York.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Service Office" is the office that we designate to service this policy as shown on the back cover of your policy.

The term "Subaccount" refers to one of the subaccounts of the Separate Account.

The "Surrender Charge Calculation Limit" is used to determine the Surrender Charge. The Surrender Charge Calculation Limit for the initial Base Face Amount is shown in the Tables of Values in Section 1.

The term "Surrender Charge Period" is the period beginning on the Policy Date during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, request a decrease in the Base Face Amount which exceeds the Partial Surrender Charge Decrease Exemption, make a withdrawal that reduces the Base Face Amount, or if the policy terminates due to default. The Surrender Charge Period is shown in Section 1.

The terms "we", "us", and "our" refer only to the Company.

The term "written request" is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office or, if permitted by our administrative practices, an electronic mail message ("e-mail") received by us at the internet address specified by us for receipt of such messages. The terms "you" and "your" refer only to the Owner of this policy.

--------------------------------------------------------------------------------
4. QUALIFICATION AS LIFE INSURANCE
--------------------------------------------------------------------------------

It is the intent that this policy be considered as life insurance for federal income tax purposes. In order to comply with the Internal Revenue Code definition of "life insurance", we reserve the right to make any reasonable adjustments to the terms or conditions of this policy. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. In order for this policy to qualify as life insurance, one of the following tests will apply to the policy. The test you elected is shown in Section 1. Your election cannot be changed after issue.

Guideline Premium Test
Under this test, if at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest and/or investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount is not refunded by then, the Total Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating but only if such premium payment would result in no more than a zero Policy Value at the end of the policy year. In addition, the Minimum Death Benefit, as described in Section 6, must be maintained.

--------------------------------------------------------------------------------
4. QUALIFICATION AS LIFE INSURANCE (continued)
--------------------------------------------------------------------------------

Cash Value Accumulation Test
Under this test, the Minimum Death Benefit, as described in Section 6, must be maintained. We reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary. In no event will we refuse to accept any premium necessary to prevent the policy from terminating.

Effect on Life Insurance Qualification Tests
A change in Death Benefit Option or Total Face Amount, or certain other policy changes, will often change the policy's limits under the Life Insurance Qualification Test that you elected.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

--------------------------------------------------------------------------------
5. TOTAL FACE AMOUNT
--------------------------------------------------------------------------------

The Total Face Amount is made up of two components: (i) the Base Face Amount, and (ii) any Supplemental Face Amount. Minimum Base Face Amount and the minimum Total Face Amount limits are shown in Section 1. Scheduled increases in any Supplemental Face Amount are elected on the application and if approved, their amounts, when they are to become effective and the Maximum Increasing Supplemental Face Amount will be shown in Section 1. After the first Policy Year, while the Life Insured is alive and the policy is in force, unscheduled changes to the Supplemental Face Amount may be requested in writing. We reserve the right to limit the number of such unscheduled changes to one per Policy Year. We also reserve the right to limit the maximum and minimum amounts of unscheduled changes. All requested changes will be subject to our approval. You may not increase your Base Face Amount of insurance under this policy.

Increase in Total Face Amount
As a condition of our approval of any unscheduled increase in Total Face Amount, we may require evidence of insurability satisfactory to us. A minimum premium payment may also be required. When a requested change becomes effective, a change in future Planned Premiums will automatically be affected. Any change will be effective on the next Annual Processing Date after our approval. If an increase in Supplemental Face Amount is elected and approved after the Policy Date, any remaining No Lapse Guarantee Period for the Base Face Amount will be reduced to zero.

Reduction of Total Face Amount
You may request a reduction in Total Face Amount while this policy is in force. The Minimum Total Face Amount Decrease is shown in Section 1. Any reduction in the Total Face Amount will be implemented by first reducing any Supplemental Face Amount. We reserve the right to allow a reduction in Base Face Amount first. If there is a reduction in Base Face Amount, a charge may be deducted from the Policy Value. This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Base Face Amount takes effect. The proportion will be equal to the amount of the reduction in Base Face Amount which exceeds the Partial Surrender Charge Decrease Exemption divided by the amount of Base Face Amount in effect immediately before the reduction, less any applicable Partial Surrender Charge Decrease Exemption. This charge, without any Partial Surrender Charge Decrease Exemption, will also apply if a withdrawal, as described in
Section 19, results in a reduction in Base Face Amount. Without our prior approval, the Base Face Amount cannot be reduced below the minimum as shown in
Section 1. Any reduction in Supplemental Face Amount or Base Face Amount will be effective on the next Processing Date after our approval.

--------------------------------------------------------------------------------
6. INSURANCE BENEFIT
--------------------------------------------------------------------------------

If the Life Insured dies while the policy is in force, we will pay the Insurance Benefit upon receipt of due proof of death of the Life Insured, subject to any applicable provisions of the policy. If the Life Insured dies on or after the date we receive a request from you to surrender the policy, no Insurance Benefit will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

7                                                                       AV076ANY

--------------------------------------------------------------------------------
6. INSURANCE BENEFIT (continued)
--------------------------------------------------------------------------------

Insurance Benefit
The Insurance Benefit payable is:

     (a)  the Death Benefit as described below; plus

     (b) any amounts payable under any Supplementary Benefit riders as a result of the Life Insured's death that form part of the policy; less

     (c)  any outstanding Policy Debt at the date of death.

If the Life Insured dies during a grace period, the Insurance Benefit payable described above will be modified as follows:

     (a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and

     (b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the date of death of the Life Insured.

Death Benefit
The Death Benefit will depend on whether Option 1 or Option 2 is in effect on the date of the Life Insured's death.

Death Benefit Options
Under Option 1, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured. Under Option 2, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured plus the Policy Value at the date of death of the Life Insured.

The Death Benefit after the Life Insured's Age 100 will be as described in
Section 13.

If any withdrawals are made, the Death Benefit, whether Option 1 or Option 2 is in effect, will be less than it would have been if no withdrawals were made. Withdrawals reduce the Death Benefit by reducing:

     (a)  the Total Face Amount if Option 1 is in effect, as specified in
          Section 19; or

     (b)  the Policy Value if Option 2 is in effect.

Change of Death Benefit Options
You may request in writing to change your Death Benefit Option at any time after the first Policy Year, while the policy is in force, subject to the Minimum Base Face Amount shown in Section 1. For a change from Option 1 to Option 2, the change will be effective on the next Annual Processing Date following the date we approve the request, and the Total Face Amount after the change will be equal to the Total Face Amount immediately before the change minus the Policy Value as of the effective date of the change.

For a change in Option 2 to Option 1, the change will be effective on the next Processing Date following the date we approve the request, and the Total Face Amount after the change will be equal to the Total Face Amount immediately before the change plus the Policy Value as of the effective date of the change.

Minimum Death Benefit
The sum of the Death Benefit as described above and any amounts payable upon death of the Life Insured under any Supplementary Benefit riders will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the Minimum Death Benefit Factor for the Age of the Life Insured. The Minimum Death Benefit Factors are shown in
Section 2. If the Minimum Death Benefit that results from this calculation exceeds the Total Face Amount, we reserve the right to:

     (a) distribute to you a portion of the Policy Value such that the resulting Minimum Death Benefit does not exceed the Total Face Amount; or

     (b) if we should decide to accept the additional death benefit, require evidence of insurability satisfactory to us.

--------------------------------------------------------------------------------
7. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay the Insurance Benefit in one lump sum including interest as stipulated by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

--------------------------------------------------------------------------------
8. PREMIUMS
--------------------------------------------------------------------------------

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office.

Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, subject to the limitations of the life insurance qualification test elected by you and to our maximum limits then in effect, unless one of the following exceptions applies.

     (i) We will process a payment received prior to the Policy Date as if received on the Policy Date.

     (ii) We will process the portion of any premium payment for which we require evidence of the Life Insured's continued insurability on the first Business Day after we have received such evidence and found it satisfactory to us.

     (iii) If our receipt of any premium payment (or portion thereof) would cause the policy not to qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax situations, we will process the payment (or portion thereof) on the first Business Day after we have received satisfactory written instructions from you.

You may pay premiums until the Life Insured reaches Age 100, at which time Monthly Deductions cease and no further premiums may then be paid as described in Section 13.

Subject to our maximum limits then in effect, you may pay premiums in excess of the Planned Premium while the policy is in force. The Maximum Annual Premium payment in any Policy Year is shown in the Policy Specifications section. Upon request, we will consider waiving this restriction.

If any premium payment would result in an increase in the Minimum Death Benefit over the Total Face Amount, we reserve the right to either refund the premium or to require evidence of insurability satisfactory to us for any increase in the Minimum Death Benefit.

Continuation of Insurance Upon Discontinuance of Premium Payments
If you discontinue paying premiums, we will continue taking the Monthly Deductions from the Policy Value. Your insurance coverage will continue subject to the No-Lapse Guarantee, Grace Period, and Policy Termination provisions in Sections 9, 10 and 11.

--------------------------------------------------------------------------------
9. NO-LAPSE GUARANTEE
--------------------------------------------------------------------------------

Your policy includes a No-Lapse Guarantee. The guarantee periods applicable to the Base Face Amount and to any Supplemental Face Amount are shown in the Table of Values in Section 1. During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.

Cumulative Premium Test
The test will be performed on any Processing Date that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums received, less any Policy Debt, and less any withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The test will exclude any period during which the Life Insured was totally disabled if the Total Disability Waiver Of Monthly Deductions Rider is included in the policy. The No-Lapse Guarantee Premium is shown as an annualized amount in Section 1.

9                                                                       AV096ANY

--------------------------------------------------------------------------------
9. NO-LAPSE GUARANTEE (continued)
--------------------------------------------------------------------------------

The No-Lapse Guarantee Premium may change if any of the following changes occur under your policy:

     (a)  you add, terminate or change a Supplementary Benefit rider;

     (b)  you change the Death Benefit Option under your policy;

     (c) there is a change in the Base Face Amount or the Supplemental Face Amount; or

     (d) there is a change in the Life Insured's Risk Classification or if applicable, Additional Rating.

We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised No-Lapse Guarantee Premium will be effective from the date of the change. For the purpose of performing the Cumulative Premium Test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.

--------------------------------------------------------------------------------
10. GRACE PERIOD
--------------------------------------------------------------------------------

Default
Subject to the No-Lapse Guarantee feature of the policy, the policy and any Supplementary Benefit riders will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deduction that is due for that month.

Grace Period Duration
We will allow 61 days from the date the policy goes into default for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to termination of coverage, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

Default Payment
The amount required to bring the policy out of default, referred to as the Default Payment, is equal to (a) plus (b) plus (c) where:

     (a) is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero, at the date of default;

     (b) is an amount equal to 3 times the Monthly Deduction due on the date of default;

     (c)  is the applicable Premium Charge.

When payment is received, any expense charges which are past due and unpaid will be immediately deducted from the Net Policy Value. If the Default Payment has not been paid by the end of the grace period, the policy will terminate. Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the Owner. If the Life Insured dies while the policy is in default, then we will deduct from the proceeds all Monthly Deductions due and unpaid as of the date of the Life Insured's death. No Supplementary Benefit riders will be in effect after the policy terminates.

No-Lapse Guarantee
If the policy is in the No-Lapse Guarantee Period, and the Cumulative Premium Test has been met, then one of the following will apply.

     (a) During the first 2 Policy Years, the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will remain in effect.

     (b)  For the remainder of the No-Lapse Guarantee Period, if any (see
          Section 1 for the duration of the No-Lapse Guarantee Period), the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain any Supplemental Face Amount and any applicable Supplementary Benefit riders is equal to the Default Payment specified above. If a payment at least equal to the Default Payment is not received by the end of the grace period, then any Supplemental Face Amount, and any Supplementary Benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

--------------------------------------------------------------------------------
10. GRACE PERIOD (continued)
--------------------------------------------------------------------------------

Failure to Meet Cumulative Premium Test
If the policy is in the No-Lapse Guarantee Period, and the Cumulative Premium Test has not been met, then the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will go into default, as described above. The Grace Period Duration and Default Payment provisions described above will apply. In lieu of the Default Payment, however, you may pay the shortfall needed to meet the Cumulative Premium Test, in which case one of the following will apply.

     (a) During the first 2 Policy Years, the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will remain in effect.;

     (b) For the remainder of the No-Lapse Guarantee Period, if any, the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will terminate as of the end of the Grace Period.

The shortfall will be equal to the amount necessary to satisfy the Cumulative Premium Test as of the date of default, plus the No-Lapse Guarantee Premium for the next three Policy Months.

--------------------------------------------------------------------------------
11. POLICY TERMINATION
--------------------------------------------------------------------------------

This policy terminates on the earliest of the following events:

     (a) the end of the grace period for which we have not received the amount necessary to bring the policy out of default;

     (b)  surrender of the policy for its Net Cash Surrender Value; or

     (c)  the death of the Life Insured.

--------------------------------------------------------------------------------
12. REINSTATEMENT
--------------------------------------------------------------------------------

If the policy terminates at the end of a grace period in which you did not make a required payment, the policy may be reinstated within 3 years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are as follows:

     (1)  we must receive written request for reinstatement;

     (2) we must receive evidence of insurability satisfactory to us for the Life Insured, and for any insureds covered under any Supplementary Benefit rider that you wish to reinstate;

     (3) we must receive a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force for the next three Policy Months.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive written request for reinstatement.

If we approve your request,

     (a) the reinstatement date will be the date we receive the required payment at our Service Office;

     (b) any Surrender Charge will be reinstated to the amount it was at the date of default;

     (c) the remaining Surrender Charge Period, if any, will be the same as on the date of default;

     (d) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated.

The limitation of the death benefit payable in the event of suicide occurring within two years after the Issue Date does not begin anew upon reinstatement.

--------------------------------------------------------------------------------
13. COVERAGE AT AND AFTER AGE 100
--------------------------------------------------------------------------------

Coverage under this policy at and after the Life Insured's Age 100 is subject to the stipulations stated below.

Death Benefit
The Death Benefit will be determined in the same respect as specified in Section 6 except that the amount of any Supplemental Face Amount will be limited to the Policy Value on the date of death if the Policy Value is less than the Supplemental Face Amount on the date of death.

11                                                                      AV116ANY

--------------------------------------------------------------------------------
13. COVERAGE AT AND AFTER AGE 100 (continued)
--------------------------------------------------------------------------------

Premiums and Monthly Deductions
We will not accept any further premium payments. However, loan repayments are permitted after the Life Insured's Age 100. We will cease to take Monthly Deductions for charges listed in Section 1.

Credited Interest
We will continue to credit interest monthly to the Fixed Account portion of the Policy Value.

Policy Debt and Default
Loan interest will continue to be charged if there is an outstanding loan when Monthly Deductions and premium payments cease at the Life Insured's Age 100. New loans are allowed to be taken at and after the Life Insured's Age 100. The policy will go into default at any time the Policy Debt exceeds the Policy Value, and Section 10, Grace Period, and Section 18, Loans, will apply.

Withdrawals
Withdrawals will be allowed at and after the Life Insured's Age 100.

Transfers
Transfers can continue to be made as described in Section 17.

NOTE: This policy may not qualify as life insurance after Age 100, and may, therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after Age 100.

--------------------------------------------------------------------------------
14. POLICY VALUE
--------------------------------------------------------------------------------

Net Premiums Added
When we receive your premium payments at our Service Office, we deduct a Premium Charge which will not exceed the amount shown in Section 1 and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any deductions due on that Business Day.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the money market investment account, but will not deduct a Premium Charge. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 17.

While a loan exists, we will treat the amounts you pay as premiums unless you request in writing that they be treated as loan repayments. If you instruct us to do so, we will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Monthly Deductions
A deduction is due and will be taken from your Policy Value as of the Policy Date and as of each applicable Processing Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

Unless we agree otherwise, or you do not have sufficient funds in an account, we will take Monthly Deductions from the Investment Accounts and the Fixed Account in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the Life Insured reaches Age 100 at which time we will cease to take any further Monthly Deductions as described in Section 13.

The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (g) listed below, each of which will be deducted in the order as listed, where:

     (a)  is the Asset-Based Risk Charge;

     (b)  is the Face Amount Charge, if any;

     (c)  is the Administrative Charge;

--------------------------------------------------------------------------------
14. POLICY VALUE (continued)
--------------------------------------------------------------------------------

     (d) is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are not based on the Net Amount at Risk and are not a function of other components of the Monthly Deduction;

     (e)  is the sum of all charges for Additional Ratings, if applicable;

     (f)  is the Cost of Insurance Charge, as described below; and

     (g) is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are based on the Net Amount at Risk, or are a function of other components of the Monthly Deduction.

Mortality and Expense risks are borne by us.

Cost of Insurance Charge
The rates for the Cost of Insurance Charge, as of the Policy Date and subsequently for each increase in Total Face Amount, are based on the Life Insured's sex, if applicable, Age, Risk Classification, Net Amount at Risk, and duration that the coverage has been in force.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including any Additional Ratings and any Supplementary Benefit riders which are part of the policy. The charge for the Net Amount at Risk is an amount equal to the per dollar cost of insurance rate for that month multiplied by the Net Amount at Risk, and will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates at any age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. These rates per $1,000 will be increased for any applicable Additional Rating shown in
Section 1. To get the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our Cost of Insurance rates from time to time, and may re-determine Cost of Insurance rates at that time on a basis that does not discriminate unfairly within any class of lives insured.

Net Amount at Risk
The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Policy Value at the end of the immediately preceding Business Day less all charges due on the Policy Date or Processing Date;

     (b) (i) is the Total Face Amount divided by the Death Benefit Discount Factor shown in Section 1 for Death Benefit Option 1; or (ii) is the Total Face Amount divided by the Death Benefit Discount Factor shown in Section 1 plus the Policy Value for Death Benefit Option 2; and

     (c) is the amount defined in (a) multiplied by the applicable Minimum Death Benefit Factor for the Life Insured's Age as shown in Section 2.

Other Deductions
We will deduct a Surrender Charge, as detailed in Section 19, if during the Surrender Charge Period:

     (a)  you surrender this policy for its Net Cash Surrender Value;

     (b) the Base Face Amount decreases as a result of a Net Cash Surrender Value withdrawal, since the Partial Surrender Charge Decrease Exemption does not apply to such a decrease;

     (c) you do not pay an amount due at the end of the Grace Period as described in Section 10, and your policy terminates.

--------------------------------------------------------------------------------
15. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNTS
--------------------------------------------------------------------------------

The sum of the values in the Loan Account the Fixed Account and the Investment Accounts, as described below, comprise the Policy Value.

Loan Account Value
The amount you have in the Loan Account at any time equals:

     (a)  amounts transferred to it for loans or borrowed loan interest; plus

     (b)  interest credited to it; less

     (c)  amounts transferred from it for loan repayment.

For details regarding the Loan Account, see Section 18.


13                                                                      AV136ANY

--------------------------------------------------------------------------------
15. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNTS (continued)
--------------------------------------------------------------------------------

Fixed Account Value
The amount you have in the Fixed Account at any time equals:

     (a)  Net Premiums allocated to it; plus

     (b)  amounts transferred to it; plus

     (c)  interest credited to it; less

     (d)  amounts deducted from it; less

     (e)  amounts transferred from it; less

     (f)  amounts withdrawn from it.

We will determine the rate or rates of interest to be credited to the Fixed Account. Any additional interest will be credited no less frequently than annually. Additional interest is nonforfeitable after crediting except indirectly due to surrender charges. The rate or rates of interest will be determined prospectively and will be based on our expectations for the Fixed Account's future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve, and capital requirements, but in no event will the minimum credited interest be less than the Fixed Account Annual Rate shown in Section 1. The rate or rates of interest will be determined on a uniform basis for life insureds with the same timing and amount of premium, same amount of Policy Debt, and whose policies have been in force for the same length of time. For all transactions, interest is calculated from the date of the transaction.

Investment Account Value
The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

     (a)  is the number of units credited to the Investment Account because of:

          (1)  Net Premiums allocated to it; and

          (2)  amounts transferred to it; and

     (b) is the number of units canceled from the Investment Account because of:

          (1)  amounts deducted from it;

          (2)  amounts transferred from it; and

          (3)  amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 16 for details on how unit values are determined.

--------------------------------------------------------------------------------
16. SEPARATE ACCOUNT AND SUBACCOUNTS
--------------------------------------------------------------------------------

The Separate Account is authorized to invest in the shares of the John Hancock Trust or of other management investment companies. Each Subaccount of the Separate Account purchases shares of corresponding funds of a Series Fund of the John Hancock Trust or of other management investment companies.

The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

Right to Make Changes
We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

--------------------------------------------------------------------------------
16. SEPARATE ACCOUNT AND SUBACCOUNTS (continued)
--------------------------------------------------------------------------------

Examples of the changes we may make include the following:

     (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

     (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

     (c) To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

     (d) To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.

     (e) To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

     (f) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is in force, you may elect a transfer to the Fixed Account as described in Section 17.

Unit Value Calculation
We will determine the unit values for each Subaccount as of the end of each Business Day.

The unit value for each Subaccount was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Subaccount. For any subsequent Business Day, the unit value for that Subaccount is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Subaccount on such subsequent Business Day.

Net Investment Factor
The net investment factor for a Subaccount on any Business Day is equal to (a) divided by (b) where:

     (a) is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and

     (b) is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

--------------------------------------------------------------------------------
17. ALLOCATIONS AND TRANSFERS
--------------------------------------------------------------------------------

Allocations
We process Net Premiums as described in Section 14. Any Net Premium credited to the Policy Value prior to the Allocation Date, as shown in Section 1, will automatically be invested in the money market investment account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the money market investment account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all other Net Premiums and credits to the Fixed Account and to any Investment Accounts in accordance with the allocation instructions then in effect. Initial allocation instructions are elected in your application for this policy. You may elect to change your allocation instructions at any time. A change will be effective as of the end of the Business Day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

15                                                                      AV156ANY

--------------------------------------------------------------------------------
17. ALLOCATIONS AND TRANSFERS (continued)
--------------------------------------------------------------------------------

The date for allocation percentage changes will be as of the end of the Business Day on which we are contacted, as described above, to make the changes.

Transfers
In the same way as described above in the Allocations provision, instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. Transfers are subject to the restrictions described below.

General Restrictions on Transfers
You can make up to 2 transfers per calendar month. You can transfer 100% of the Policy Value to the money market investment account after this limit has been reached. If such transfer to the money market investment account is made, no subsequent transfers from the money market investment account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

This policy was not designed for professional market timing organizations or other persons or entities that use short-term or frequent transfers among investment accounts. If in our judgment it is necessary to avoid harm to long-term investors in an Investment Account that may result from such activity, we may terminate transfer privileges and impose additional restrictions beyond those described above to discourage disruptive short-term and frequent transfers. These additional restrictions may include, but are not limited to restricting:

     (a) the number of transfers made during a defined period but not less than one transfer per month;

     (b) the dollar amount of transfers, with the exception of amounts less than $10,000 per transfer;

     (c) the method used to submit transfers (for example: we may require that all transfer requests be submitted in writing via U.S. mail); and

     (d) transfers into and out of any/all Investment Accounts, except the money market investment account.

Should any of the above restrictions be applied, they will be applied uniformly to all policy owners with this type of policy that are subject to the restrictions.

Restrictions on Transfers or Payments to the Fixed Account
We reserve the right to impose restrictions on the number, frequency, and amount of transfers and premium payments into the Fixed Account. Currently, the maximum amount that may be transferred or paid into the Fixed Account in any Policy Year is $1,000,000, less premiums previously paid or transferred to the Fixed Account in such Policy Year. Upon request, we will consider waiving this restriction.

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers occur:

     (a)  within 18 months after the Issue Date, as shown in Section 1; or

     (b) within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of any of the Subaccounts, and (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account
The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

     (a) the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date; and

     (b)  the Fixed Account Maximum Transfer Amount shown in Section 1.

Any transfer out of the Fixed Account may not involve a transfer to the money market Investment Account.

--------------------------------------------------------------------------------
17. ALLOCATIONS AND TRANSFERS (continued)
--------------------------------------------------------------------------------

Asset Allocation Balancer Transfers
If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers 6 months after the Policy Date and each 6 month interval thereafter. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers
If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

--------------------------------------------------------------------------------
18. LOANS
--------------------------------------------------------------------------------

At any time while this policy is in force and sufficient loan value is available, you can get a loan by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. We may require a loan agreement from you as the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 26. Loans, except those used to pay premiums on policies with us, may not be made if the policy is in the Grace Period as described in Section 10.

Available Loan Value
The available loan value on any date will be an amount equal to (i) the Net Cash Surrender Value, less (ii) the Monthly Deductions then being deducted from the Policy Value multiplied by the number of months remaining in the Policy Year, less (iii) an amount determined as follows:

     (a)  Deduct (ii) above from (i) above.

     (b) Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on the Loan Account.

In no event, however, will the available loan value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 26, as of the end of the Business Day on which the loan application is received at our Service Office.

Loan Account
When you take out a loan, or when loan charges are borrowed, we will transfer amounts from the Fixed Account and the Investment Accounts, as applicable, into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal. A Loan Subaccount exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Subaccount to reflect the account from which the transfer was made. We will allocate the amounts to be transferred in the same proportion that your value in the Subaccounts bears to the new Policy Value, unless you request otherwise and designate different proportions. When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfer provisions described in
Section 17.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described in the Loan Interest Charged and the Loan Interest Credited provisions.

Loan Interest Charged
Interest will accrue daily on loans. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. In the event that you do not pay the loan interest charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The effective loan interest charged rate will not exceed the Maximum Loan Interest Charged Annual Rate shown in Section 1. We will increase the Loan Interest Charged Annual Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. In such case, we will increase the Loan Interest Charged Annual Rate to an amount that would result in the transaction being treated as a loan under federal tax law.

17                                                                      AV176ANY

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18. LOANS (continued)
--------------------------------------------------------------------------------

Loan interest will continue to be charged, as described in Section 13, when Monthly Deductions and premium payments cease at the Life Insured's Age 100.

Loan Interest Credited
Loan interest will accrue daily to amounts in the Loan Account. The Loan Interest Credited Annual Rate is shown in Section 1.

Loan Repayment
You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is in force. When you make a loan payment or repay a loan, we credit the amount remaining after deduction of the cost of keeping a loan, specified above, to the Loan Account, and make a transfer to the Fixed Account and the Investment Accounts, as applicable.

Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Investment Accounts in accordance with the allocation instructions then in effect (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you request in writing that they be treated as loan repayments.

Excess Indebtedness
Excess Indebtedness is the amount, if any, by which Policy Debt exceeds Policy Value. We will determine Policy Value as of the close of Business Day. If Excess Indebtedness occurs on any date, the policy, including all policy benefits (i.e., the Base Face Amount, any Supplemental Face Amount and any Supplementary Benefit riders), will be in default, as of the date in question. We will send notice of Excess Indebtedness to your last known address and to the last known address of any assignee on record with us. The policy will terminate on the 31st day after we send such notice if Excess Indebtedness is not repaid to us by that date.

--------------------------------------------------------------------------------
19. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

Surrender of the Policy
You may surrender this policy upon written request for its Net Cash Surrender Value at any date prior to the death of the Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we have received at our Service Office your written request for full surrender of the policy. We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Life Insured died prior to the Surrender Date. After we receive your written request to surrender the policy, no insurance will be in force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

Withdrawals
Once per Policy Month after the first Policy Anniversary, you may request a withdrawal of part of the Net Cash Surrender Value if available. For each withdrawal we reserve the right to deduct a Withdrawal Fee as shown in
Section 1. Withdrawals are subject to the following conditions:

     (a) without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

     (b) after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to 3 times the Monthly Deductions at the time of the withdrawal;

     (c) we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your written request;

     (d) we will deduct a pro-rata Surrender Charge if the withdrawal occurs during the Surrender Charge Period, and the withdrawal results in a reduction in Base Face Amount;

     (e) we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal plus the Withdrawal Fee and any pro-rata Surrender Charge;

     (f) you may specify which Investment Accounts as well as the Fixed Account from which we should make the withdrawal. If we do not receive such instructions, we will allocate the deduction of the withdrawal and any pro-rata Surrender Charge in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value; and

     (g) we will reduce the amount of the withdrawal if it would otherwise cause the Base Face Amount to fall below the Minimum Base Face Amount shown in Section 1.

--------------------------------------------------------------------------------
19. SURRENDERS AND WITHDRAWALS (continued)
--------------------------------------------------------------------------------

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Total Face Amount of the policy will be reduced:

     (a) by the amount of the withdrawal, if at the time of the withdrawal the Death Benefit equals the Total Face Amount; otherwise

     (b) by the amount, if any, by which the withdrawal (including any applicable pro-rata Surrender Charge and withdrawal fee) exceeds the difference between the Minimum Death Benefit and the Total Face Amount, divided by the applicable Minimum Death Benefit Factor for the Life Insured's Age as shown in the Table of Rates in Section 2.

Withdrawals will reduce the Supplemental Face Amount first, and then the Base Face Amount. We reserve the right to allow a reduction in Base Face Amount prior to fully reducing the Supplemental Face Amount. If the Death Benefit on any given day is equal to the Policy Value times the applicable Minimum Death Benefit Factor, withdrawals on such day will reduce the Death Benefit by the amount withdrawn times the applicable Minimum Death Benefit Factor until the Death Benefit is equal to the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13, subject to these provisions.

If Death Benefit Option 2 is in effect, an amount equal to any withdrawal and Withdrawal Fee will be deducted from the Policy Value. Withdrawals will not affect the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13.

Change to a Fixed Paid-Up Benefit
At any time after the first Policy Anniversary, while this policy has a Net Cash Surrender Value, you may choose to continue your coverage under this policy as guaranteed paid-up life insurance. We will apply the entire Net Cash Surrender Value of your policy to provide an amount of guaranteed paid-up life insurance calculated using the guaranteed maximum mortality charges and 4% interest, subject to the following conditions:

     (a) the Net Cash Surrender Value will be determined as of the end of the Business Day on which we receive your Written Request for this option; and

     (b) the Cash Surrender Value after this determination will be the net single premium for the amount of paid-up life insurance using 4% interest and the guaranteed maximum mortality charges, and

     (c) for policyholder tax compliance purposes, the definition of life insurance test will be the Cash Value Accumulation Test, and

     (d) withdrawals and policy loans are not allowed after the date you elect this option, and

     (e) the Flexible Premium Variable Universal Life coverage cannot be reinstated after the date you elect this option.

--------------------------------------------------------------------------------
20. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

Until the Life Insured's death, without the consent of any revocable beneficiaries, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner
Until the Life Insured's death, the owner can change the ownership of the policy by written request. The change will take effect as of the date you signed the written request. It will not apply to any payments we made or any action we may have taken before we received your written request.

Trustee Owner
Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

Joint Ownership
Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Successor Owner
Upon the owner's death during the Life Insured's lifetime, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Life Insured's death, the owner, without the consent of any beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

19                                                                      AV196ANY

--------------------------------------------------------------------------------
20. OWNER AND BENEFICIARY (continued)
--------------------------------------------------------------------------------

The following four provisions will apply unless there is a beneficiary appointment in force that provides otherwise.

Beneficiary Classification
You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

Payment To Beneficiaries
We will pay the Insurance Benefit:

     (a)  to any primary beneficiaries who are alive when the Life Insured dies;
          or

     (b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

     (c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change Of Beneficiary
Until the Life Insured's death, you can change the beneficiary by written request unless you make an irrevocable designation. An irrevocable designation cannot be changed without the consent of the irrevocable beneficiary. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your written request.

Death Of Beneficiary
If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or if you are the Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

--------------------------------------------------------------------------------
21. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Life Insured and of any revocable Beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable Beneficiary.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
22. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Life Insured was misstated in the application, we will, if necessary, change the Base Face Amount, any Supplemental Face Amount, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance Charge.

--------------------------------------------------------------------------------
23. SUICIDE
--------------------------------------------------------------------------------

If the Life Insured commits suicide within 2 years from the Issue Date, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If the Life Insured commits suicide after 2 years from the Issue Date or within 2 years from:

     (a)  the date we approve a schedule of increasing Supplemental Face Amount;

     (b) the effective date of any unscheduled increase in Supplemental Face Amount; or

     (c) the date of an increase in Death Benefit resulting from any payment of premium we are authorized to refuse under Section 4 the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of premium that pertains to the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

--------------------------------------------------------------------------------
24. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy shall be incontestable after it has been in force during the lifetime of the Life Insured for two Policy Years from the Issue Date, except for policy termination, or any provision for reinstatement or policy change requiring evidence of insurability. Any contest will be based on material misrepresentation.

In the case of reinstatement or any policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or policy change and will be based on statements and answers made in the reinstatement application which include any supplemental forms relating to health, aviation or lifestyle. In addition, for a policy change involving the approval of any unscheduled increase(s), the incontestable period shall be two years from the date we approve such increase(s).

Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, shall be considered a policy change for purposes of this Section and will be subject to contest for a period of two Policy Years from the date of the policy change.

--------------------------------------------------------------------------------
25. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy. Nothing is incorporated by reference. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Life Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
26. RIGHT TO POSTPONE PAYMENT OF BENEFITS
--------------------------------------------------------------------------------

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans, except when used to make a premium payment, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

     (a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

     (b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

     (c)  the SEC permits a delay for the protection of policyholders.

Except when used to make a premium payment, we also reserve the right to postpone payments, including loans, for up to 6 months if such payments are based on values that do not depend on the investment performance of the Investment Accounts. We may also postpone payments for up to 6 months when coverage is provided under paid-up life insurance, as outlined in Section 19.

If we do not mail or deliver a requested payment within 10 working days of the date we receive the documentation necessary to complete the transaction, we will pay interest from such date, provided the interest is at least $25.00. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. At our option, the interest will either be added to and become part of the total payment or we will pay it separately.

In addition, we may defer transfers under the circumstances stated in (a), (b) and (c) above, and in the Allocations and Transfers provision.

--------------------------------------------------------------------------------
27. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

21                                                                      AV216ANY

--------------------------------------------------------------------------------
28. REPORTS TO OWNER
--------------------------------------------------------------------------------

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

     (a)  the Death Benefit;

     (b)  the Policy Value;

     (c) the current allocation in the Fixed Account, the Loan Account, and each of the Investment Accounts;

     (d)  the value of the units in each chosen Investment Account;

     (e) the Loan Account balance and loan interest charged since the last report;

     (f)  the premiums paid and policy transactions for the year; and

     (g)  any further information required by law.

Upon request, we will provide you with a report of projected future values. We will provide one report annually without charge. For additional reports you request, we reserve the right to charge a reasonable fee, not to exceed $50.

--------------------------------------------------------------------------------
29. HOW VALUES ARE COMPUTED
--------------------------------------------------------------------------------

We provide Cash Surrender Values that are at least equal to those required by law. We base minimum Cash Surrender Values on the Commissioners 1980 Standard Ordinary Sex Distinct ANB Aggregate Ultimate Mortality Tables, with substandard ratings as applicable. However, if this policy is issued on a unisex basis, we base minimum Cash Surrender Values on the Commissioners 1980 Standard Ordinary Male Mortality Table, with substandard ratings as applicable. We also use these tables in determining Guaranteed Maximum Cost of Insurance Charges. Reserves will be at least as great as the minimum required by law.

A detailed statement of the method of computing the values of this policy has been filed with the State of New York Insurance Department.

--------------------------------------------------------------------------------
30. FLEXIBLE FACTORS
--------------------------------------------------------------------------------

When determining the rate of interest to be used in crediting interest to the portion of the Policy Value in the Fixed Account, and any changes in that rate, we will consider the following factors: expected mortality and persistency experience; expected general account investment earnings; and expected operating expenses. We will consider the same factors when we determine the actual cost of insurance; the deductions from premiums for premium charge; administrative charge; Face Amount charge; Asset-Based Risk charge; and whenever changes are made to any of these charges. We will not try to recover any losses in earlier years by increasing your charges in later years.

Adjustments to flexible factors will be by class and be determined by us from time to time based on future expectations for such factors.

Communications about this policy may be sent to the Company's Service Office, which is currently at [P. O. Box 633, Niagara Square Station, Buffalo, New York, 14201-0633. Our toll-free number is 1-888-267-7784].


Home Office: 100 Summit Lake Drive, Valhalla, New York, 10595


Flexible Premium Variable Universal Life Insurance policy
Death Benefit payable at death of Life Insured
Not eligible for dividends
Benefits, Premiums, and the Risk Classification are shown in Section 1.


06ACCVUL                                                                AVBP6ANY